Exhibit 10.3.8

First Amendment to

Amerigon Incorporated

2011 Equity Incentive Plan

The Amerigon Incorporated 2011 Equity Incentive Plan (the “Plan”) is hereby amended as follows:

1. Termination of Right of Outside Directors to Automatic Option Grants

Section 9 “Stock Options” is hereby modified to add the following sentence at the end of such section:

“Notwithstanding anything in this Section 9 to the contrary, no further options shall be granted to outside directors pursuant to this Section 9 from and after December 1, 2011”

2. Automatic Restricted Stock Grants to Outside Directors

A new paragraph is added at the end of Section 18 “Restricted Stock or Restricted Stock Units” which shall read as follows:

“Outside directors who are first elected or appointed to the Corporation’s Board after December 1, 2011 shall be granted automatically (without any action by the Committee or the Board) an award of a number of shares of restricted common stock equal to (i) $4,167, multiplied by (ii) the number of full months between the date of such election or appointment and the first anniversary of the last completed annual meeting of the Corporation’s stockholders, and divided by (iii) the closing price of the Corporation’s common stock on such date. In addition, on January 3, 2012, each outside director then in office shall be granted automatically (without any action by the Committee or the Board) an award of a number of shares of restricted common stock equal to $20,833 divided by the closing price of the Corporation’s common stock on such date. In addition, on the date of each annual meeting of the Corporation’s stockholders, beginning with such meeting held during 2012, each outside director then in office shall be granted automatically (without any action by the Committee or the Board) an award of a number of shares of restricted common stock equal to $50,000 divided by the closing price of the Corporation’s common stock on such date. The restricted period with respect to each share of restricted stock granted under this paragraph shall lapse on the date of the annual meeting of stockholders held during the calendar year following the date of grant or, if earlier, on the first anniversary of the date of grant, except that, in the case of the restricted stock granted on January 3, 2012, such restricted period shall lapse on January 3, 2013, in each case so long as the applicable director remains a director through such date. Restricted stock granted pursuant to this paragraph shall be forfeited and immediately returned to the Company if the applicable director ceases to be a director prior to the date the restrictions with respect to such restricted stock are to lapse, except that if an outside director’s services as a member of the Board terminates because of (1) total disability (as determined by the Committee), (2) death or (3) retirement on or after age 65 and after at least ten years of service as a member of the Board, then all restrictions with respect to the restricted stock granted pursuant to this paragraph shall immediately lapse upon the occurrence of such event. For clarity, any shares of restricted stock granted to a director under the Amerigon Incorporated 2006 Equity Incentive Plan on a particular date shall reduce the number of shares of restricted stock otherwise to be granted to the same director on the same date under this Section 18.”

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The section headings contained in this Amendment are inserted for convenience only and will not affect in any way the meaning or interpretation of this Amendment.